Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-4 of our report dated March 2, 2020, relating to the consolidated balance sheets of Monocle Acquisition Corp. as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period August 20, 2018 (inception) through December 31, 2018 and to the reference to our Firm under the caption “Experts” in the Registration Statements.

/s/ WithumSmith+Brown, PC

New York, New York
October 13, 2020